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                                                                    EXHIBIT 99.3

                               LETTER TO CLIENTS

                                      FOR

         TENDER OF 7 1/2% SENIOR SUBORDINATED NOTES DUE 2010, SERIES A
                                IN EXCHANGE FOR
              7 1/2% SENIOR SUBORDINATED NOTES DUE 2010, SERIES B

                              RENT-A-CENTER, INC.

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                      , 2003, UNLESS EXTENDED (THE "EXPIRATION DATE").

           OLD NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN
                   AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Our Clients:

     We are enclosing herewith a Prospectus, dated           , 2003, of
Rent-A-Center, Inc., a Delaware corporation (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company, to exchange its 7 1/2% Senior Subordinated Notes Due 2010, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 7 1/2% Senior Subordinated Notes Due 2010, Series A (the "Old Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer.

     The Exchange offer is not conditioned upon any minimum number of Old Notes being tendered.

     We are the holder of record of Old Notes held by us for your own account. A tender of such Old Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the Exchange Notes to be acquired by such holder of the Old Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters, (iv) such holder understands that a secondary resale transaction described in clause
(iii) above and any resales of Exchange Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Commission, and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, by executing this Letter of Transmittal,
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such holder acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such holder is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                          Very truly yours,

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